UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  November 22, 2006
Linn Energy, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51719 (Commission File Number)	65-1177591 (IRS Employer Identification No.)

600 Travis, Suite 7000 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 223-0880
NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 28, 2006, Linn Energy, LLC (the “Company”) announced the appointment of Mark E. Ellis, 50, as Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Ellis was President of the Lower 48 Region for ConocoPhillips. From October, 2004 to April, 2006, Mr. Ellis served as Senior Vice President of North American Production for Burlington Resources Inc. and from November, 2000 to October, 2004, Mr. Ellis served as President of Burlington Resources Canada Ltd. A copy of the press release announcing Mr. Ellis’ appointment is attached to this Report as Exhibit 99.1 and is incorporated into this Item 5.02 by reference.
     On November 22, 2006, in connection with Mr. Ellis’ appointment, the Company and Linn Operating, Inc. (“Linn Operating”), a wholly owned subsidiary of the Company, entered into an employment agreement (the “Employment Agreement”) with Mr. Ellis, effective December 18, 2006 (the “Effective Date”). The Employment Agreement provides for an annual base salary of not less than: (i) $250,000 for 2007 and (ii) $300,000 for 2008, in each case subject to annual increase, and a one-time bonus of $250,000, payable within five business days after January 1, 2007. Mr. Ellis is also entitled to receive a guaranteed bonus (“Guaranteed Bonus”) of not less than 100% of his then current annual base salary with respect to the fiscal year ending December 31, 2007 and December 31, 2008. Thereafter, he will be eligible for incentive compensation payable at the discretion of the Company’s board of directors. Mr. Ellis also is entitled to receive: (i) an option awarded under the Linn Energy, LLC Long Term Incentive Plan (the “Incentive Plan”) as of the Effective Date to purchase 50,000 units at an exercise price equal to the fair market value of the Company’s units on the date of grant, which are expected to vest one-third on January 1, 2007, one-third on January 1, 2008, and the remaining one-third on January 1, 2009; and (ii) a grant of 200,000 restricted units awarded under the Incentive Plan as of the Effective Date, one-half of which are expected to vest on January 1, 2007, one-quarter of which are expected to vest on January 1, 2008 and one-quarter of which are expected to vest on January 1, 2009. On the first anniversary of the Effective Date, Mr. Ellis is also entitled to receive an option award under the Incentive Plan to purchase 50,000 units at an exercise price equal to the fair market value of the Company’s units on the date of grant, which are expected to vest one-third at the end of each twelve-month period following the award. Not later than January 1, 2008, Mr. Ellis is also entitled to receive a grant of 100,000 restricted units awarded under the Incentive Plan, which are expected to vest one-third on January 1, 2008, one-third on January 1, 2009, and the remaining one-third on January 1, 2010. The options and restricted units will vest in full upon a change of control or a termination of Mr. Ellis’ employment by Linn Operating without cause, termination of employment by Mr. Ellis with good reason or upon Mr. Ellis’ death or disability. The Company will file Mr. Ellis’ option and restricted unit award agreements when they are available.
     In the event of termination by Linn Operating other than for cause or termination by Mr. Ellis for good reason, the Employment Agreement provides for severance payments, if prior to the first anniversary of the Effective Date, in 12 monthly installments, and if on or after the second anniversary of the Effective Date, in 24 monthly installments, in an amount equal to one-twelfth (1/12th) of his highest base salary in effect at any time during the 36 months prior to the date of termination (“Highest Base Salary”). In the event of termination by Linn Operating other than for cause or termination by Mr. Ellis for good reason, on or prior to December 31, 2007, he will also be entitled to a cash payment equal to his pro-rata Guaranteed Bonus.
     If, within one year of a change of control, Linn Operating terminates his employment other than for cause or Mr. Ellis terminates his employment for good reason, he will be entitled to receive a lump-sum payment equal to his Highest Base Salary if prior to the first anniversary of the Effective Date, and two times his Highest Base Salary if on or after the first anniversary of the Effective Date.
     The Employment Agreement prohibits Mr. Ellis from soliciting any of our employees or customers as well as from competing directly with us for a period of one year following termination of employment. The non-compete provision will not be applicable if Mr. Ellis is terminated within one year of a change of control.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description
Exhibit 10.1	Employment Agreement, dated November 22, 2006 between Linn Operating, Inc. and Mark E. Ellis.

Exhibit 99.1	Press Release dated November 28, 2006 announcing the appointment of Mark E. Ellis as Executive Vice President and Chief Operating Officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Linn Energy, LLC
Date: November 29, 2006	/s/ Kolja Rockov
Kolja Rockov
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Employment Agreement, dated November 22, 2006 between Linn Operating, Inc. and Mark E. Ellis.

Exhibit 99.1	Press Release dated November 28, 2006 announcing the appointment of Mark E. Ellis as Executive Vice President and Chief Operating Officer.